SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549



                                     FORM 11-K

                                   ANNUAL REPORT



(Mark One)

[x]  ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF
     1934

     For the fiscal year ended December 31, 2003


                                        OR


[ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

     For the transition period from ______________ to ______________.



Commission file number 0-981
                       -----




A. Full title of the plan and the address of the plan, if different from that of the issuer named below:


                    PUBLIX SUPER MARKETS, INC. 401(k) SMART PLAN




B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:


                             PUBLIX SUPER MARKETS, INC.
                                  3300 AIRPORT ROAD
                               LAKELAND, FLORIDA 33811


 In accordance with General Instruction A to Form 11-K, the Plan, which is subject to the Employee Retirement Income Security Act of 1974, will, by amendment to this report, file the financial statements and schedule required to be included herein within 180 days after the Plan's fiscal year end.

                                     SIGNATURE



Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the Publix Super Markets, Inc. 401(k) SMART Plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            PUBLIX SUPER MARKETS, INC.
                                            401(k) SMART PLAN


Date:  March 30, 2004                  By:  /s/ Tina P. Johnson
                                            ---------------------------

                                            Tina P. Johnson
                                            Senior Vice President
                                            Publix Super Markets, Inc.,
                                            Plan Administrator